Filed by Snap-on Incorporated
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-139863

Enroll in DSP by June 1

Just a reminder that time is running out to enroll in the Franchised Dealer Stock Ownership Plan (DSP).  If you didn’t participate in or you withdrew from the Plan during 2006 - 2007 and you wish to participate in 2007 - 2008, you must call in your enrollment using the toll-free number — 1-800-311-5259 — by June 1st.

The 2006 - 2007 Plan year ended on May 14th.  Withdrawals from this Plan had to be turned into the appropriate Regional Center by this date.  The purchase price for 2006 - 2007 Plan shares was $39.785 per share.

The purchase price for the 2007 - 2008 Plan year will be the lesser of the mean of the high and low price of the stock on either May 15, 2007 ($54.165) or May 14, 2008.

Deductions will start with the first statement after June 1st.

For additional information, please see the documents provided (see below).

Snap-on Incorporated has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Snap-on Incorporated will arrange to send you the prospectus and the prospectus supplement if you request them by calling Investor Relations at 1-262-656-5200.